FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 1, 2014	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2014 Results

West Des Moines, Iowa, May 1, 2014 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2014	2013
Net income attributable to FBL	$22,992	$24,966
Operating income	23,084	23,134
Earnings per common share (assuming dilution):
Net income	0.91	0.96
Operating income	0.92	0.89

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the first quarter of 2014 of $23.0 million, or $0.91 per diluted common share compared to $25.0 million, or $0.96 per diluted common share, for the first quarter of 2013.

Operating Income(1). Operating income totaled $23.1 million, or $0.92 per common share, for the first quarter of 2014, compared to $23.1 million, or $0.89 per common share, for the first quarter of 2013. First quarter 2014 operating income per share reflects strong underlying results from our life insurance and annuity segments, as well as a benefit from recent capital transactions.

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report that FBL Financial Group had a great start to 2014 with first quarter net income of $0.91 per share and operating income of $0.92 per share. We continue to generate excess capital and return cash to our shareholders, with the payment of our shareholder dividend in the first quarter at the new higher quarterly rate of $0.35 per share,” said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "By serving the needs of the Farm Bureau niche market, our Farm Bureau Life business continues to produce consistent growth. We have taken steps to modestly increase annuity sales, resulting in a nine percent increase in annuity premiums collected in the first quarter."

Product Revenues. Premiums and product charges for the first quarter of 2014 totaled $72.6 million compared to $70.2 million in the first quarter of 2013. Interest sensitive product charges increased seven percent while traditional life insurance premiums increased one percent during the quarter. Premiums collected(2) in the first quarter of 2014 totaled $178.7 million compared to $175.5 million in the first quarter of 2013. Life insurance premiums collected decreased five percent, while annuity premiums collected increased nine percent.

Investment Income. Net investment income in the first quarter of 2014 totaled $92.6 million compared to $90.8 million in the first quarter of 2013. The increase is due to an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.57 percent for the three months ended March 31, 2014, compared to 5.69 percent for the three months ended March 31, 2013. Investment fee income totaled $0.02 per share in the first quarter of 2014, primarily due to bond prepayments. At March 31, 2014, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $137.0 million in the first quarter of 2014, an increase from $132.8 million in the first quarter of 2013. Death benefits, net of reinsurance and reserves released, increased to $25.6 million in the first quarter of 2014, compared to $21.8 million in the first quarter of 2013. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the first quarter of 2014, FBL Financial Group recognized net realized losses on investments of $0.5 million. The net realized loss on investments of $0.5 million is attributable to gains on sales of $0.1 million and losses on sales of $0.6 million. No impairments were recognized in the quarter.

Stock Repurchases. During the first quarter, FBL repurchased 262,945 shares of its Class A common stock for $11.2 million. FBL has $50.0 million remaining under its current stock repurchase program.

Capital and Book Value. As of March 31, 2014, the book value per share of FBL Financial Group common stock totaled $45.37, an eight percent increase from $42.08 at December 31, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased to $37.74 at March 31, 2014 from $37.27 at December 31, 2013. The March 31, 2014 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 504 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 2, 2014, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2014	2013
Revenues:
Interest sensitive product charges	$27,091	$25,304
Traditional life insurance premiums	45,492	44,934
Net investment income	92,631	90,810
Net realized capital gains (losses) on sales of investments	(540)	3,932

Total other-than-temporary impairment losses	—	(646)
Non-credit portion in other comprehensive income	—	—
Net impairment losses recognized in earnings	—	(646)

Other income	3,861	3,714
Total revenues	168,535	168,048

Benefits and expenses:
Interest sensitive product benefits	53,380	48,292
Traditional life insurance benefits	41,497	39,806
Policyholder dividends	3,345	3,358
Underwriting, acquisition and insurance expenses	33,444	35,024
Interest expense	1,212	1,975
Other expenses	4,128	4,384
Total benefits and expenses	137,006	132,839
	31,529	35,209
Income taxes	(10,228)	(11,583)
Equity income, net of related income taxes	1,648	1,312
Net income	22,949	24,938
Net loss attributable to noncontrolling interest	43	28
Net income attributable to FBL Financial Group, Inc.	$22,992	$24,966

Earnings per common share - assuming dilution	$0.91	$0.96

Weighted average common shares	24,937,307	25,597,562
Effect of dilutive securities	179,531	271,938
Weighted average common shares - diluted	25,116,838	25,869,500

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$22,992	$24,966
Adjustments:
Net realized gains/losses on investments (a)	328	(1,895)
Change in net unrealized gains/losses on derivatives (a)	(236)	63
Operating income	$23,084	$23,134

Operating income per common share - assuming dilution	$0.92	$0.89

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2014	December 31, 2013
Book value per share	$45.37	$42.08
Less: Per share impact of accumulated other comprehensive income	7.63	4.81
Book value per share, excluding accumulated other comprehensive income	$37.74	$37.27

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $188.5 million at March 31, 2014 and $119.1 million at December 31, 2013. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Investments	$7,280,841	$7,040,002
Cash and cash equivalents	32,221	6,370
Deferred acquisition costs	287,758	335,514
Other assets	393,833	385,482
Assets held in separate accounts	694,570	693,955
Total assets	$8,689,223	$8,461,323

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,886,770	$5,794,010
Other policy funds, claims and benefits	632,475	635,732
Debt	97,000	97,000
Other liabilities	254,612	195,835
Liabilities related to separate accounts	694,570	693,955
Total liabilities	7,565,427	7,416,532

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	139,969	134,993
Class B common stock	72	72
Accumulated other comprehensive income	188,547	119,067
Retained earnings	792,172	787,609
Total FBL Financial Group, Inc. stockholders' equity	1,123,760	1,044,741
Noncontrolling interest	36	50
Total stockholders' equity	1,123,796	1,044,791
Total liabilities and stockholders' equity	$8,689,223	$8,461,323

Common shares outstanding	24,701,852	24,754,355

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